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                                                                 EXHIBIT 10.05



                             JOINT VENTURE AGREEMENT

This agreement made between Shanghai Shipbuilding Corporation, Jimo Road Pudong, Shanghai and Neurotech Development Corporation, 10 Cedar Swamp Rd., Glen Cove, New York, for the formation of a joint venture corporation.

Shanghai Shipbuilding Corporation is a company organized and incorporated under the laws of the People's Republic of China is engaged in the business of building and designing boats. Neurotech Development Corporation is incorporated in the United States, in the State of Delaware and is engaged in the business of healthcare, which is inclusive of hospital design, system design, training and education, hospital management, Hospital construction, and related healthcare systems and implementation.

Location of Joint Venture

Shanghai Shipbuilding and Neurotech hereby agree that they will form a new venture, this venture shall be incorporated in Hong Kong. The selection of Hong Kong is based upon its banking and tax regulations, and lack of restriction for conducting business anywhere in the world.

Purpose of the Joint Venture

The purpose of this venture is to market, design, and build marine craft with healthcare applications, such as hospital ships, marine clinics, ambulance boats, and other healthcare related vessels, for applications in ocean, river, and lake environments. Such vessels can be sold and deployed for emergency relief applications, fixed port applications, oil platform and exploration hospitals, traveling hospitals, medical evacuation and transportation, as well as traveling and fixed port education centers.

Technology

It is the responsibility of Neurotech to contribute system design, purchasing knowledge, operating systems, data processing systems, medical training, and medical design and related medical and educational technologies. It is the responsibility of Shanghai Shipbuilding to contribute vessel designs, manufacturing know how,

Designs, Patents, Trademarks & Copyrights

New Hospital Vessel Designs, which are created by the joint venture for customers and alternative markets, shall be the property of the joint venture. The joint venture shall file any and all relevant patents, trademarks and copyrights in the name of the joint venture.

Marketing

Both parties shall provide their best efforts to sell, market, distribute and publicize the products and activities of the joint venture.

Target customers are foreign governments, international Red Cross, private healthcare and hospital and medical organizations, not for profit humanitarian relief organizations, oil companies, police departments, and military.

Sales Materials

The joint venture will prepare a catalog in which the first vessel appears in "rendering form" as well as layout, and 2 other preliminary designs in rough form, which are subject to final applications and costing. The sales material will describe the facilities and programs offered by the joint venture and demonstrate the unique abilities of the venture.

Financing Programs




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Neurotech shall provide its expertise and relationships in financing, inclusive of humanitarian financing, financial aid, leveraged finance programs, leasing, sovereign debt financing and conventional bank financing .

Proposed Name of the Venture

The proposed names for the venture are as follows and will be subject to their availability And review by the board of directors.

1.       International Floating Hospital Group Ltd.

2.       Marine Medical and Hospital Company Ltd.

3.       Marine Medical Development Group Ltd.

Registered Capital

The proposed registered capital for the company shall be $180,000 HKD. Organizational costs are projected at $15,000 HKD, inclusive of legal fees, stamp duty, business registration certificate.

The registered office in Hong Kong shall be at the company secretary's location.

Active offices

The company shall maintain an office in Shanghai, at the headquarters of China Shipbuilding, and an office in New York at Neurotech. Each office shall have 1 bilingual dedicated person for project follow up and communications. It is recommended that a sales office be established in New York, near to the United Nations.

Board of Directors

It is recommended that a board of directors be elected consisting of 6 people, 3 directors from Shanghai Shipbuilding and 3 directors from Neurotech. Officers shall be duly elected and appointed by the board of directors. The board of directors shall draft an operating budget.

Distribution of Shares and Profits

The joint venture shall be owned equally (50% each party) by Shanghai Shipbuilding and Neurotech. Shares shall be distributed equally. Profits shall be calculated based upon the following: Project Cost Analysis: Each party shall invoice the joint venture at actual direct documentary cost.

The differential between the total of all direct costs and the selling price shall be deemed the gross profit.

The operating expenses of the joint venture and any applicable taxes shall be deducted from the gross profit, and the remaining monies are the net profit.

The net profit will be distributed equally after a reinvestment of 20% of the net profit into the joint venture.

Termination or Sale of the Venture

Either party may terminate this venture. Any termination must be for cause. The venture may also be terminated by mutual agreement, if no business has been transacted or the business is not profitable to own.

In the event of termination by either party, the remaining party has the first right of purchase at fair market value.

In the event of the desire to sell all or partial interest the remaining party has the first right of purchase.

Potential Public Offering




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All books and records will be kept in accordance with both GAAP and Hong Kong accounting and audit rules so that a public offering is easily possible in the event that this venture is extremely successful and has broader market appeal.

Auditors & Solicitors

It is agreed that internationally recognized auditors, and solicitors will represent the company. Such parties will have familiarity with all securities laws for compliance purposes of both partners and potential public offerings. Additionally, the company shall secure when necessary appropriate solicitors for the filings of its patents, copyrights, and trademarks. Solicitors selected must also have knowledge of maritime law, insurance, and healthcare.



Company Secretary

The venture must elect a company secretary, who is impartial and independent. The company secretary will cast the deciding vote in the event of a "locked board", and the Company secretary shall hold 1 share.

Agents

Commissioned agents have introduced the companies. The agents do not own any parts of this venture. The agents shall be commissioned during the first year of this venture based upon 1% of the total sales of the venture.

Therefore we set forth our signatures, stamps and seals to this agreement with full corporate authority and responsibility.


Shanghai Shipbuilding Corporation                 Date: April 16, 2001
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Neurotech Development Corporation                 Date: April 16, 2001
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Lawrence Artz, vice president


Agent:  Grace Fame Industrial Co. Ltd.            Date: April 16, 2001
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            Sophia Yao Liu                        Benjamin Wang